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Exhibit (d)(iv)

        THIS WARRANT, AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING THIS WARRANT OR SUCH SECURITIES (AS APPLICABLE), OR THE ISSUER, UPON REQUEST, RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THIS WARRANT OR SUCH SECURITIES (AS APPLICABLE) REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

        THIS WARRANT, AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF, ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT DATED AS OF DECEMBER 23, 1999, AS IN EFFECT FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE ISSUER AND WILL BE FURNISHED TO ANY PROSPECTIVE PURCHASER ON REQUEST. SUCH STOCKHOLDERS' AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, TRANSFER OR OTHER DISPOSITION OF THIS WARRANT OR SUCH SECURITIES.

STOCK PURCHASE WARRANT

Date of Issuance: December 23, 1999              Certificate No. 1

        For value received, QAD INC., a Delaware corporation (the "Company"), hereby grants to RECOVERY EQUITY INVESTORS II, L.P., a Delaware limited partnership, or its registered assigns (the "Registered Holder"), the right to purchase from the Company, at any time or from time to time during the Exercise Period, 225,000 Warrant Shares at the Exercise Price. This Warrant is issued to REI on the Date of Issuance pursuant to the Stock Purchase Agreement. The Exercise Price and number of Warrant Shares (and the amount and kind of other securities) for which this Warrant is exercisable shall be subject to adjustment and subject to rights to receive other securities, all as provided herein. Certain capitalized terms used herein are defined in Section 5 hereof.

        This Warrant is subject to the following provisions:

        I. SECTION    Exercise of Warrant.

          1A.    Exercise Period.    The purchase rights represented by this Warrant may be exercised, in whole or in part, at any time and from time to time, commencing on the Date of Issuance through 5:00 p.m., New York time, on December 22, 2003, or, if such day is not a Business Day, on the next succeeding Business Day (the "Exercise Period").

          1B.    Exercise Procedure.

            1.    This Warrant shall be deemed to have been exercised when all of the following items have been delivered to the Company (the "Exercise Time"):

              (1)  a completed Exercise Agreement, as described in Section 1C below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "Purchaser");

              (1)  this Warrant;

              (1)  if the Purchaser is not the Registered Holder, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Purchaser; and

              (1)  either (A) a check or wire transfer payable to the Company in an amount equal to the product of (x) the Exercise Price multiplied by (y) the number of Warrant Shares being purchased upon such exercise (the "Aggregate Exercise Price") or (B) the delivery of a notice to the Company that the Purchaser is exercising this Warrant (or a portion thereof) by authorizing the Company to reduce the number of Warrant Shares to be delivered to the Purchaser upon such exercise of this Warrant (or such portion thereof) by the number of Warrant Shares having an aggregate Fair Market Value determined as of the Exercise Time equal to the Aggregate Exercise Price.

            1.    Certificates for Warrant Shares (rounded up to the nearest whole share) purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within three Business Days after the date of the Exercise Time.

            1.    Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within three Business Days after the date of the Exercise Time, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

            1.    The Warrant Shares issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the Registered Holder of such Warrant Shares at the Exercise Time.

            1.    The issuance of certificates for Warrant Shares upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any Warrants or any certificates representing Warrant Shares in a name other than that of a Registered Holder, and the Company shall not be required to issue or deliver such Warrant or certificate for Warrant Shares unless and until the Person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

            1.    The Company shall not close its books against the transfer of this Warrant or of any Warrant Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share, if any, of the unissued Warrant Shares acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect. In the event that the Company fails to comply with its obligations set forth in the foregoing sentence, in addition to all other rights which the Registered Holder or Purchaser may have at law or in equity, the Purchaser may (but shall not be obligated to) purchase Warrant Shares hereunder at par value, and the Company shall be obligated to reimburse the Purchaser for the aggregate amount of consideration paid in connection with such exercise in excess of the Exercise Price then in effect.

            1.    The Company shall assist and cooperate with any reasonable request by the Registered Holder or Purchaser in connection with any governmental filings or approvals required to be obtained or made by any of them prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings or obtaining any approvals required to be made or obtained by the Company).

            1.    Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, sale of assets or otherwise), then such exercise may at the election of the Registered Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

            1.    The Company shall at all times reserve and keep available out of its authorized but unissued Warrant Shares and solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. All Warrant Shares which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares may be so issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance) or any violation by the Company of any agreement to which the Company or any of its assets or properties may be subject. The Company will cause the Warrant Shares, immediately upon such exercise, to be listed on each domestic securities exchange or quotation system upon which shares of Common Stock or other securities constituting Warrant Shares are listed or quoted at the time of such exercise.

            1.    If the Warrant Shares issuable by reason of exercise of this Warrant are convertible into or exchangeable for any other stock or securities, then the Company shall, at the Purchaser's option and upon surrender of this Warrant by such Purchaser as provided above together with any notice, statement or payment required to effect such conversion or exchange of Warrant Shares, deliver to such Purchaser (or as otherwise specified by such Purchaser) a certificate or certificates representing the stock or securities into which the Warrant Shares issuable by reason of such exercise are convertible or exchangeable, registered in such name or names and in such denomination or denominations as such Purchaser has specified.

          1C.    Exercise Agreement.    Upon any exercise of this Warrant, the Purchaser shall deliver to the Company an Exercise Agreement in substantially the form set forth in Exhibit I hereto, except that if the Warrant Shares are not to be issued in the name of the Registered Holder, the Exercise Agreement shall also state the name of the Person to whom the certificates for the Warrant Shares are to be issued, and if the number of Warrant Shares to be issued does not include all of the Warrant Shares purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be issued.

        I. SECTION    Adjustment of Exercise Price and Number of Shares.    In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of Warrant Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time, as provided in this Section 2.

          2A.    Adjustment of Exercise Price and Number of Shares upon Issuance of Common Stock.    If and whenever, on or after the Date of Issuance, the Company issues or sells, or in accordance with Section 2B is deemed to have issued or sold, other than pursuant to a Permitted Issuance, and other than pursuant to an event for which an adjustment is made pursuant to Section 2C, any shares of Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale, then immediately upon such issuance or sale the Exercise Price shall be reduced to equal the amount determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which will be the sum of (A) the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale multiplied by the Exercise Price in effect immediately prior to such issuance or sale, plus (B) the consideration, if any, received by the Company upon such issuance or sale, and the denominator of which will be the product derived by multiplying the Exercise Price in effect immediately prior to such issuance or sale by the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares acquirable upon exercise of this Warrant shall be adjusted to equal the number of shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable (whether or not then acquirable or subject to a contingency) upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For purposes of this Section 2, the calculation of the number of shares of Common Stock Deemed Outstanding shall exclude the number of Warrant Shares issuable upon exercise of the Warrants.

          2B.    Effect on Exercise Price of Certain Events.    For purposes of determining the adjusted Exercise Price under Section 2A, the following shall be applicable:

            1.    Issuance of Rights or Options.    If the Company in any manner grants any rights or options to subscribe for or to purchase (including, without limitation, the issuance of any notes or other debt instruments convertible into or payable in) Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (including without limitation convertible common stock) (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") other than a Permitted Issuance, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to such issuance or sale, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which are exercisable for Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

            1.    Issuance of Convertible Securities.    If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Exercise Price in effect immediately prior to such issuance or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding from and after the date on which such Convertible Securities were issued and sold, and to have been issued and sold by the Company for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable upon such conversion or exchange" is determined by dividing (A) the total amount received or receivable by the

    Company as consideration for the issue or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Exercise Price has been or is to be made pursuant to other provisions of this Section 2B, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

            1.    Change in Option Price or Conversion Rate.    If the purchase price provided for in any Options, the amount of Common Stock or Convertible Securities that may be purchased upon exercise of any Option, the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, amount of Common Stock or Convertible Securities, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of Warrant Shares shall be correspondingly readjusted.

            1.    Treatment of Expired Options and Unexercised Convertible Securities.    Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, in either case without the exercise of such Option or right, the Exercise Price then in effect and the number of Warrant Shares acquirable hereunder (whether or not then acquirable or subject to a contingency) shall be adjusted to the Exercise Price and number of Warrant Shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent not exercised in full and outstanding immediately prior to such expiration or termination, never been issued.

            1.    Calculation of Consideration Received.    If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger or other business combination in which the Company is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or marketable securities shall be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent investment banking or appraisal firm jointly selected by the Company and the Required Holders, whose determination shall be final and binding on the Company and the Registered Holder. If the Required Holders and the Company are unable to agree upon an independent investment banking or appraisal firm, then the Required Holders shall select one such independent investment banking or appraisal firm and the Company shall select another such firm, and the calculation of fair value shall be made by a third independent investment banking or appraisal firm that has been selected by the two firms so chosen by the Required Holders and the Company. In each such case, the firm calculating fair value shall submit to the Company and to each Registered Holder such firm's written opinion addressed to each such Registered Holder setting forth such determination of fair value. If the independent investment banking or appraisal firm gives a range for its calculation of fair value, then fair value for purposes of this paragraph shall be the midpoint of such range. The fees and expenses of such firm shall be paid by the Company.

            1.    Integrated Transactions.    In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Option shall be deemed to have been issued for no consideration.

            1.    Treasury Shares.    For the purposes of this Section 2, (A) the number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any direct or indirect subsidiary of the Company and (B) the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

            1.    Record Date.    If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be either (x) the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or (y) the date of the issuance, granting or sale of such right of subscription or purchase, as the case may be.

          2C.    Subdivision or Combination of Common Stock.    If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding Common Stock into a greater number of shares or pays a dividend or makes a distribution to holders of the Common Stock in the form of shares of Common Stock, then the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares obtainable upon exercise of this Warrant (whether or not then acquirable or subject to a contingency), as the case may be, shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares, then the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares obtainable upon exercise of this Warrant (whether or not then acquirable or subject to a contingency), as the case may be, shall be proportionately decreased.

          2D.    Organic Change.    Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Required Holders) to ensure that each Registered Holder shall thereafter have the right to acquire and receive upon exercise thereof, in lieu of or addition to (as the case may be) the Warrant Shares immediately theretofore acquirable and receivable upon exercise of such Registered Holder's Warrants (whether or not then acquirable or subject to a contingency), such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of Warrant Shares immediately theretofore acquirable and receivable (whether or not then acquirable or subject to a contingency) upon exercise of such Registered Holder's Warrants had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Required Holders) with respect to such Registered Holder's rights and interests to insure that the provisions hereof (including, without limitation, Sections 2, 3 and 4) shall thereafter be applicable to the Warrants (including, without limitation, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the product of the Exercise Price immediately prior to such Organic Change multiplied by the ratio of such value of the Common Stock reflected by the terms of such Organic Change divided by the Fair Market Value of the Common Stock in effect immediately prior to such Organic Change and a corresponding immediate adjustment to the number of Warrant Shares acquirable and receivable upon exercise of the Warrants (whether or not then acquirable or subject to a contingency), if the value so reflected is less than the Fair Market Value of the Common Stock in effect immediately prior to such Organic Change). The Company shall not effect any such Organic Change unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such Organic Change (including a purchaser of all or substantially all the Company's assets) assumes by written instrument (in form and substance satisfactory to the Required Holders) the obligation to deliver to each Registered Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Registered Holder may be entitled to acquire upon exercise of Warrants.

          2E.    Certain Events.    If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features but excluding any Permitted Issuance), then the Company's Board of Directors shall make an appropriate adjustment in the Exercise Price and the number of Warrant Shares obtainable upon exercise of this Warrant (whether or not then acquirable or subject to a contingency) so as to protect the rights of the Registered Holder of this Warrant; provided that no such adjustment shall increase the Exercise Price or decrease the number of Warrant Shares issuable upon exercise hereof other than as a readjustment in a manner consistent with that contemplated by Section 2(B)(iv).

          2F.    Actions to Maintain Exercise Price Above Par Price.    Before taking any action that would cause an adjustment to the Exercise Price such that, upon exercise of the Warrant, Warrant Shares would be deemed to be issued below the then par value (if any) of the Common Stock, the Company will take any corporate action which may, in the opinion of its counsel, be reasonably necessary in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares at the Exercise Price.

          2G.    Notices.

            1.    Immediately upon any adjustment of the Exercise Price, the chief financial officer or president of the Company shall compute such adjustment in accordance with the provisions hereof and prepare and sign a certificate showing such adjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Registered Holder. The certificate shall set forth the computations on which such adjustment is based, showing in detail the facts upon which such adjustment is based, including without limitation a statement of the number of Warrant Shares which will issuable upon the exercise of this Warrant.

            1.    The Company shall give written notice to the Registered Holder at least 30 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any Organic Change or any dissolution, liquidation or winding-up of the Company.

            1.    The Company shall also give written notice to the Registered Holder at least 30 days prior to the date on which any Organic Change or any dissolution, liquidation or winding-up of the Company shall take place.

        I. SECTION    Purchase Rights.    If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (the "Purchase Rights"), then the Registered Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Registered Holder would have acquired if such Registered Holder had held the maximum number of Warrant Shares acquirable (whether or not then acquirable or subject to a contingency) upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

        I. SECTION    Definitions.    The following terms have the meanings set forth below and terms not otherwise defined herein have the meaning assigned to them in the Stock Purchase Agreement:

          "Aggregate Exercise Price" has the meaning ascribed to it in Section 1B(i)(d) hereof.

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of New York or California are authorized or obligated to close.

          "Common Stock" means the Common Stock, par value $.001 per share, of the Company, any securities into which such Common Stock shall have been changed or any securities resulting from any reclassification or recapitalization of such Common Stock, and all other securities of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution or winding up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding up.

          "Common Stock Deemed Outstanding" means, at any given time, the number of shares of all classes of the Company's Common Stock actually outstanding at such time, plus the number of shares of the Company's Common Stock deemed to be outstanding pursuant to Section 2B(i) or 2B(ii) hereof.

          "Company" has the meaning ascribed to it in the first paragraph of this Warrant.

          "Convertible Securities" has the meaning ascribed to it in Section 2B(i) hereof.

          "Date of Issuance" means December 23, 1999, regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.

          "Exercise Period" has the meaning ascribed to it in Section 1A hereof.

          "Exercise Price" means $7.50 for each Warrant Share, as such price may be adjusted from time to time pursuant to Section 2 hereof.

          "Exercise Time" has the meaning ascribed to it in Section 1B(i) hereof.

          "Fair Market Value" means, with respect to each share of Common Stock as of a particular date (i) the closing sales price on such date of the Common Stock on the principal domestic securities exchange on which the Common Stock is listed, or (ii) if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or (iii) if on any day the Common Stock is not listed on any domestic securities exchange, the sales price for the Common Stock as of 4:00 P.M., New York time, as reported on the Nasdaq National Market, in each such case averaged over a period of 30 trading days consisting of the day before "Fair Market Value" is being determined and the immediately prior 29 trading days prior to such day during which the Common Stock was traded. Notwithstanding the foregoing, if at any time of determination either (x) the Common Stock is not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and either listed on a national securities exchange or authorized for quotation in the Nasdaq National Market, or (y) less than 25% of the outstanding Common Stock is held by the public free of transfer restrictions under the Securities Act of 1933, as amended, then Fair Market Value shall mean the price that would be paid per share for the entire common equity interest in the Company in an orderly sale transaction between a willing buyer and a willing seller, using valuation techniques then prevailing in the securities industry and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale, without discount for lack of liquidity, or minority position. Fair Market Value shall be determined jointly by the Company's Board of Directors in its good faith judgment and the Required Holders. If such parties are unable to agree as to such a joint determination of Fair Market Value within 15 days of notice by one party to the other of the necessity of calculating Fair Market Value for purposes of this Warrant, then, such value shall be determined by an independent investment banking or appraisal firm mutually acceptable to the Company and the Required Holders. If the Required Holders and the Company are unable to agree upon an independent investment banking or appraisal firm, then the Required Holders shall select one such independent investment banking or appraisal firm and the Company shall select another such firm, and the calculation of Fair Market Value shall be made by a third such independent investment banking or appraisal firm that has been selected by the two firms so chosen by the Required Holders and the Company. In each such case, the firm calculating Fair Market Value shall submit to the Company and each Registered Holder such firm's written opinion addressed to each such Registered Holder setting forth such determination. If the independent investment banking or appraisal firm gives a range for its calculation of Fair Market Value, then Fair Market Value shall be the midpoint of such range. The fees and expenses of such firm will be borne by the Company, and the determination of such firm will be final and binding upon all parties.

          "Options" has the meaning ascribed to it in Section 2B(i) hereof.

          "Organic Change" has the meaning ascribed to it in Section 2D hereof.

          "Permitted Issuance" means (i) the issuance from time to time by the Company of shares of Common Stock upon exercise of the Warrant (as the Warrant may be amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof) (and any replacements hereof), (ii) the issuance form time to time by the Company of shares of Common Stock upon exercise of any Option that is outstanding on the Date of Issuance and disclosed in the attachment to Schedule 3.3(a) of the Stock Purchase Agreement, (iii) the issuance of any Options or Common Stock from time to time in accordance with the provisions of the Stock Plans or any comparable equity participation plan for directors, officers and employees of the Company that has been duly approved by stockholders representing at least 66% of the Company's then outstanding Common Stock, and the issuance from time to time of shares of Common Stock upon exercise of any such Options, and (iv) the issuance of any other Options, Convertible Securities or Common Stock, provided that this clause (iv) shall not apply to any such issuance if, after giving effect thereto, the aggregate amount of Common Stock issued in all transactions covered by this clause (iv) (assuming the exercise, conversion or exchange of all such Options and Convertible

  Securities) would exceed 10% of the number of shares of Common Stock outstanding on the Date of Issuance.

          "Person" means any individual, corporation, joint stock corporation, limited liability company or partnership, general partnership, limited partnership, proprietorship, joint venture, other business organization, trust, union, association or governmental or regulatory authority.

          "Purchase Rights" has the meaning ascribed to it in Section 3 hereof.

          "Purchaser" has the meaning ascribed to it in Section 1B(i)(a) hereof.

          "Registered Holder" has the meaning ascribed thereto in the first paragraph of this Warrant.

          "REI" means Recovery Equity Investors II, L.P., a Delaware limited partnership.

          "Required Holders" means, at any time of determination, holders of Warrants that represent more than 50% of all of the Warrant Shares then issuable upon exercise of the Warrants then outstanding.

          "Stock Plans" means the QAD Inc. 1994 Stock Program and the QAD Inc. 1997 Stock Incentive Program, in each case as in effect on the Date of Issuance.

          "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of the date hereof, among the Company, Pamela M. Lopker, Karl F. Lopker, The Lopker Living Trust dated March 23, 1993 and REI (as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof).

          "Stockholders' Agreement" means the Stockholders' Agreement, dated as of the date hereof, among the parties to the Stock Purchase Agreement (as such Stockholders' Agreement may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof).

          "Warrants" means this Stock Purchase Warrant and any other Warrants issued pursuant to Section 7 or 8 hereof.

          "Warrant Shares" means shares of Common Stock; provided, that if the securities issuable upon exercise of the Warrants are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Warrant Shares" shall mean shares of the security issuable upon exercise of the Warrants if such security is issuable in shares, or shall mean the equivalent units in which such security is issuable if such security is not issuable in shares.

        I. SECTION    No Voting Rights; Limitations of Liability.    This Warrant shall not entitle the Registered Holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of the Company.

        I. SECTION    Warrant Transferable.    Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder (subject to the provisions of paragraph 1B(iv) hereof), upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company. The Registered Holder shall not sell, transfer or otherwise dispose of this Warrant or any Warrant Shares, in whole or in part, except pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder.

        Each certificate evidencing shares of Warrant Shares and each Warrant issued upon such transfer shall bear the restrictive legends set forth on this Warrant and those required by the Stockholders' Agreement.

        I. SECTION    Warrant Exchangeable for Different Denominations.    This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. All Warrants representing portions of the rights hereunder are also referred to herein as "Warrants."

        I. SECTION    Replacement.    Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the Registered Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

        I. SECTION    Notices.    Except as otherwise expressly provided herein, all notices and deliveries referred to in this Warrant shall be in writing, shall be delivered personally, sent by registered or certified mail, return receipt requested and postage prepaid or sent via nationally recognized overnight courier or via facsimile, and shall be deemed to have been given when so delivered (or when received, if delivered by any other method) if sent (i) to the Company, at its principal executive offices and (ii) to a Registered Holder, at such Registered Holder's address as it appears in the records of the Company (unless otherwise indicated by any such Registered Holder).

        I. SECTION    Amendment and Waiver.    Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Required Holders.

        I. SECTION    Warrant Register.    The Company shall maintain at its principal executive offices books for the registration and the registration of transfer of Warrants. The Company may deem and treat the Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

        I. SECTION    Descriptive Headings; Governing Law.    The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. ALL QUESTIONS CONCERNING THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

* * * * *

        IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated as of the date hereof.

QAD INC.
By:

Name:
Title:
Attest:
Name: Title:

[Certificate No. 1]

EXHIBIT I

EXERCISE AGREEMENT

Dated:

To:

        The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No.            ), hereby agrees to subscribe for the purchase of [all of the] [Insert number] Warrant Shares covered by such Warrant and makes payment herewith in full therefor at the price per share and in the manner provided by such Warrant.

Signature

Address

EXHIBIT II

ASSIGNMENT

        FOR VALUE RECEIVED,                        hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No.     ) with respect to [all of the] [Insert number] Warrant Shares covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature

Witness

QuickLinks

  Exhibit (d)(iv)
STOCK PURCHASE WARRANT
  EXHIBIT I
EXERCISE AGREEMENT
  EXHIBIT II
ASSIGNMENT